Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Air Industries Group (the “Company”) on Form S-8, to be filed on October 4, 2013, of our report dated March 29, 2013 on our audits of the consolidated financial statements of the Company’s former corporate parent and predecessor by merger Air Industries Group, Inc. and Subsidiaries (the “Predecessor”) as of and for the years ended December 31, 2012 and 2011, which report was included in the Annual Report on Form 10-K of the Predecessor filed March 29, 2013.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Certified Public Accountants
Saddle Brook, New Jersey
October 4, 2013